RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated January 17, 2013 To the Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$100,000,000 Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

The Notes (the “Notes”) are senior unsecured floating rate notes.  Interest and the amount payable upon maturity of the Notes will be paid in cash as described in this pricing supplement.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78008SXB7

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated January 28, 2011.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to public	100.00%	$100,000,000

Underwriting discounts and commissions	0.10%	$100,000

Proceeds to Royal Bank of Canada	99.90%	$99,900,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear, Clearstream, Luxembourg and CDS Clearing and Depository Services Inc.) on or about January 25, 2013, against payment in immediately available funds.

Sole Book Runner

RBC Capital Markets

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated January 28, 2011 called “Description of Debt Securities” and prospectus supplement dated January 28, 2011 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Title of Series:	Floating Rate Senior Notes, due January 25, 2018

Issue Date:	January 25, 2013

Principal Amount:	US $ 100,000,000

Ranking:	Senior

Currency:	U.S. Dollars

Interest Rate Basis:	LIBOR, as described herein

Index Maturity:	3 months

Spread:	Plus 0.48%

Initial Interest Rate:	The initial interest rate will be 3 Month USD LIBOR determined on January 23, 2013, plus 0.48%, per annum.

Interest Payment Dates:	The 25th day of each January, April, July and October commencing April 25, 2013, subject to the modified following business day convention described below under “Payment Convention.”

Interest Reset Dates:	The 25th day of each January, April, July and October commencing April 25, 2013, subject to the modified following business day convention described below under “Payment Convention.”

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a New York City or London business day, immediately preceding the related Interest Payment Date.

Interest Rate Determination Dates:	Two London business days prior to the start of each Interest Reset Date.

Payment Convention:
Modified following business day convention as described in the accompanying prospectus supplement dated January 28, 2011 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rates.”

Business Days:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or London.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

Day Count Convention:	Actual / 360

Pricing Date:	January 17, 2013

Maturity Date:	January 25, 2018

Repayment at our Option:	Not applicable

Repayment at Option of Holder:	Not applicable

Minimum Denominations:	$1,000, and integral multiples thereof.

Sole Book Runner:	RBC Capital Markets, LLC

Public Offering Price:	100.00%

Agents’ Discount:	0.10%

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus dated January 28, 2011 and through CDS Clearing and Depository Services Inc. (“CDS”) as described in “Clearance and Settlement”).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	The Bank of New York Mellon

Terms Incorporated in the Master Note:
All of the terms appearing above and including the item captioned “Minimum Denominations” on pages P-2 and P-3 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series E”.  The Notes will have the CUSIP No. 78008SXB7.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 28, 2011, and the accompanying prospectus supplement, dated January 28, 2011.  The Notes are not secured debt.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated January 28, 2011 and the accompanying prospectus supplement, dated January 28, 2011.  The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of Royal Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated January 28, 2011, and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 28, 2011.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series E,” that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, and by a second supplemental indenture, dated as of February 28, 2007, and as further amended, from time to time (the “indenture”).  The Notes are described in the accompanying prospectus supplement.  This pricing supplement summarizes financial and other terms that apply to the Notes.  We describe terms that apply generally to all Series E medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes.  If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

Interest on the Notes will be payable in US Dollars on the 25th day of each January, April, July, and October, commencing April 25, 2013, subject to a modified following business day convention as described in the accompanying prospectus supplement dated January 28, 2011 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rate”.  The interest on the Notes for each period will be equal to three-month USD LIBOR plus a spread of 0.48% (the “interest rate”).  The interest rate will be calculated by reference to Reuter’s page LIBOR01 two London business days prior to the start of each interest period as provided for the Notes in the accompanying prospectus supplement.

Minimum Denominations

$1,000, and integral multiples thereof.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that The Bank of New York Mellon is currently serving as the calculation agent for the Notes.  We may change the calculation agent for the Notes at any time without notice and The Bank of New York Mellon may resign as calculation agent at any time upon sixty (60) days’ written notice to Royal Bank.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior  to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
which could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain U.S. and Canadian tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—United States Taxation” in the accompanying prospectus, and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus, dated January 28, 2011).  If you are not a U.S. holder, please consult your own tax advisor.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes will be treated as a variable rate debt instrument for United States federal income tax purposes. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and any gain or loss you recognize upon the sale or maturity of your notes should be capital gain or loss except to the extent that such gain or loss is attributable to accrued, but unpaid interest.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences – United States Taxation – Original Issue Discount – Variable Rate Debt Securities” in the accompanying prospectus.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the section “Tax Consequences-Canadian Taxation” in the accompanying prospectus.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated January 28, 2011.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

CLEARANCE AND SETTLEMENT

The discussion below supplements the discussion under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 28, 2011 and is subject to the limitations and exceptions set forth therein.  Unless the context otherwise requires or as set forth in herein, any references to settlement through Euroclear or Clearstream in the accompanying prospectus shall also include settlement through CDS.

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS.  For a description of DTC and Euroclear, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 28, 2011.

Considerations Relating to CDS

CDS is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.

CDS is wholly-owned by The Canadian Depositary for Securities Limited, a private corporation owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

If you plan to hold your interest in the Notes through CDS, you will follow the settlement procedures in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICT OF INTERESTS)

On January 17, 2013, we entered into a terms agreement with RBC Capital Markets, LLC pursuant to the Distribution Agreement, dated January 28, 2011, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC has agreed to purchase from us, the aggregate principal amount of the Notes at the public offering price.

RBC Capital Markets, LLC may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.06% of their principal amount.  RBC Capital Markets, LLC and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.04% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $13,000.

Subject to the terms and conditions of the terms agreement, RBC Capital Markets, LLC has agreed to purchase the Notes as principal, for its own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less a commission of 0.10%.  To the extent RBC Capital Markets, LLC resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  RBC Capital Markets, LLC has advised us that, if it is unable to sell all the Notes at the public offering price, it proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, RBC Capital Markets, LLC may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated January 28, 2011.

We will deliver the Notes against payment therefor on January 25, 2013, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date more than 3 business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and we will receive the net proceeds of the offering.  RBC Capital Markets, LLC is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

RBC Capital Markets, LLC and/or its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  RBC Capital Markets, LLC and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Royal Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, RBC Capital Markets, LLC and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Royal Bank.  RBC Capital Markets, LLC and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive, which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.  “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.  Each underwriter has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year and where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any of the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from, or otherwise involving the United Kingdom.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

Hong Kong.  Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus dated January 28, 2011 and prospectus supplement dated January 28, 2011 and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures, and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Floating Rate Senior Notes, Due January 25, 2018 Royal Bank of Canada

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Norton Rose Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series E MTN prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.